Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-184193
Dated January 29, 2013

PowerSharesETNs.com  - Products - PowerShares  DB  Agriculture  Exchange  Traded
Notes Page 1 of 4

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Deutsche Bank announced on February 9, 2012 the suspension of any further issuance of the PowerShares DB Agriculture Double Short Exchange Traded Note,
PowerShares DB Agriculture Short Exchange Traded Note and PowerShares DB
Agriculture Long Exchange Traded Note. Further issuance of PowerShares DB
Agriculture Double Long Exchange Traded Note was suspended on February 14, 2011.
The DB PowerShares Agriculture ETNs will continue to be listed and traded on
NYSE Arca. Separately, Deutsche Bank announced that, effective after the close of trading on February 16, 2012, there would be a change in the underlying index to the PowerShares DB Agriculture ETNs. Please see the press release filed by
Deutsche Bank with the SEC on February 9, 2012 for additional information.

The PowerShares DB Agriculture Double Long Exchange Traded Note (Symbol: DAG),
PowerShares DB Agriculture Long Exchange Traded Note (Symbol: AGF), PowerShares
DB Agriculture Short Exchange Traded Note (Symbol: ADZ) and PowerShares DB
Agriculture Double Short Exchange Traded Note (Symbol: AGA) (collectively, the
"PowerShares DB Agriculture ETNs") are the first exchange-traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of the agriculture sector.

All of the PowerShares DB Agriculture ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index -- Optimum Yield Agriculture[],
which is intended to track the long or short performance of the underlying futures contracts relating to corn, wheat, soybeans and sugar.

Investors can buy and sell PowerShares DB Agriculture ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early repurchase based on the month-over-month performance of the index less investor fees. Investors may offer PowerShares DB Agriculture ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter for purchase, subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

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  Fact Sheet Prospectus        Download Historical Repurchase Value
------------------------------ ------------------------------------
Financial Details
                               DAG         AGF          ADZ          AGA
                               1/28/2013   1/28/2013    1/28/2013    1/28/2013
Last Update
                               3:59 PM EST 3:08 PM EST  12:00 AM EST 9:41 AM EST
Price                          11.56       19.75        22.00        13.71
Indicative Intra-day Value     11.53       19.94        21.52        13.45
Last End of Day RP Value       11.3389     19.7804      21.7008      13.6678
Last Date for End of Day Value 1/25/2013   1/25/2013    1/25/2013    1/25/2013
ETN History as of 12/31/2012(1) (Growth of $10,000 since April 30, 2008)

http://beta.powersharesetns.com/portal/site/etns/agriculture

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PowerSharesETNs.com - Products - PowerShares DB Agriculture Exchange Traded
Notes Page 2 of 4

PowerShares DB Agriculture ETN and Index Data

Ticker Symbols
Agriculture Double
                   DAG
Long
Agriculture Long   AGF
Agriculture Short  ADZ
Agriculture Double
                   AGA
Short

Intraday Indicative Value Symbols
Agriculture Double
                               DAGIV Long Agriculture Long AGFIV Agriculture
Short ADZIV Agriculture Double AGAIV Short

CUSIP Symbols
Agriculture Double
                     25154H558
Long
Agriculture Long     25154H533
Agriculture Short    25154H541
Agriculture Double
                     25154H566
Short
Details
ETN price at listing     $25.00
Inception date          4/14/08
Maturity date            4/1/38
Yearly investor fee      0.75%
Listing exchange      NYSE Arca
Index symbol         DBLCYEAG

Issuer
Deutsche Bank AG, London Branch Long-term Unsecured Obligations

Risks

Non-principal  protected Leveraged losses Subject to an investor fee Limitations on repurchase Concentrated exposure to Agriculture Credit risk of the issuer

ETN Performance and Index History(%)(1)

As of 12/31/2012                     1 Year 3 Year   5 Year 10 Year Inception
ETN Performance
Agriculture Double Long               13.00   3.09        -       - -15.17
Agriculture Long                       7.85   4.72        -       - -4.69
Agriculture Short                    -12.28 -11.94        -       - -3.09
Agriculture Double Short             -26.59 -27.53        -       - -12.26
Index History
Deutsche Bank Liquid Commodity
                                       8.55   5.41    -0.30       - -4.23
Index-Optimum Yield Agriculture
Comparative Indexes(2)
SandP 500 Index                         16.00 10.87     1.66        -  3.72
Barclays Capital U.S. Aggregate        4.22   6.19     5.95       -  5.89
------------------------------- ----------- -------- ------ ------- ---------
Index Weights
As of 1/14/2013
Commodity                       Contract Expiry Date               Weight (%)
Corn                                     12/13/2013                   24.18
Soybeans                                 11/14/2013                   25.33
Sugar #11                                 6/28/2013                   26.94
Wheat                                     7/12/2013                    7.62
Wheat (Kansas Wheat)                      7/12/2013                    7.87
Wheat-Mineapolis Wht                      9/13/2013                    8.06

Source: Invesco PowerShares, Bloomberg L.P.

(1)ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual PowerShares DB Agriculture ETN performance. The inception date of the Deutsche Bank Liquid Commodity Index -
Optimum Yield Agriculture[] is July 12, 2006. ETN Performance is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index
-- Optimum Yield Agriculture Excess Return[] (the "Agriculture Index") plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Agriculture ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest

http://beta.powersharesetns.com/portal/site/etns/agriculture

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PowerSharesETNs.com - Products - PowerShares DB Agriculture Exchange Traded
Notes Page 3 of 4

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An investment in the PowerShares DB Agriculture ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

The PowerShares DB Agriculture ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch, and the amount due on the PowerShares DB Agriculture
ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The
PowerShares DB Agriculture ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the
PowerShares DB Agriculture ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Agriculture ETNs is not
equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your
PowerShares DB Agriculture ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Agriculture
ETNs is zero, your investment will expire worthless. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Agriculture ETNs. Sales in the
secondary market may result in losses. An investment in the PowerShares DB
Agriculture ETNs may not be suitable for all investors.

The PowerShares DB Agriculture ETNs are concentrated in agriculture commodity futures contracts. The market value of the PowerShares DB Agriculture ETNs may be influenced by many unpredictable factors, including, among other things, volatile agriculture prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares
DB Agriculture ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Agriculture Double Long ETN and PowerShares DB Agriculture
Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations The PowerShares DB Agriculture ETNs may not be
suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer term inverse or leveraged investment results by

http://beta.powersharesetns.com/portal/site/etns/agriculture

1/28/2013

PowerSharesETNs.com - Products - PowerShares DB Agriculture Exchange Traded
Notes Page 4 of 4

means of securities that reset their exposure monthly. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC.
Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

An investor should consider the securities' investment objective, risks, charges and expenses carefully before investing.

http://beta.powersharesetns.com/portal/site/etns/agriculture

1/28/2013